EXHIBIT 3(C)

[State Seal}	ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4201 (775) 684 5708 Website: www.nvsos.gov

		Filed in the office of	Document Number
20120315678-25
Filing Date and Time
		Ross Miller	5/2/2012
Certificate of Amendment (PURSUANT TO NRS 78-385 AND 78.390)		Secretary of State	Entity Number
		State of Nevada	E0265282011-8

USE BLACK INK ONLY • DO NOT HIGHLIGHT		ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

SOUNDSTORM DIGITAL, INC.

FILE #E0265282011-8

2. The articles have been amended as follows (provide article numbers, if available):

The total number of Shares is 75,000,000.00 at a Par Value of $0.0001.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:   Majority

4.  Effective date of filing: (optional)  4/25/2012

5. Signature (Required):

/s/ Geoffrey Lee

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.